                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-
      6(e)(2)
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

ARTHROCARE CORPORATION
--------------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

            (1)  Title of each class of securities to which transaction applies:

                 ---------------------------------------------------------------
            (2)  Aggregate number of securities to which transaction applies:

                 ---------------------------------------------------------------
            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:
                                ------------------------------------------------
            (4)  Proposed maximum aggregate value of transaction:
                                                                 ---------------
            (5)  Total fee paid:
                                ------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1)  Amount Previously Paid:
                                        ----------------------------------------
            (2)  Form, Schedule or Registration Statement No.:
                                                              ------------------
            (3)  Filing Party:
                              --------------------------------------------------
            (4)  Date Filed:
                            ----------------------------------------------------

                            ARTHROCARE CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 5, 2000

                               ----------------

TO THE STOCKHOLDERS:

   Notice is hereby given that the 2000 Annual Meeting of Stockholders of ArthroCare Corporation, a Delaware corporation (the "Company"), will be held on Monday, June 5, 2000 at 10:00 a.m., local time, at the Company's principal executive offices located at 595 North Pastoria Avenue, Sunnyvale, California 94086 for the following purposes:

    (1) To elect directors of the Company.

    (2) To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock by 80,000,000 shares.

    (3) To approve an amendment to the Company's Certificate of Incorporation to effect a two-for-one stock split of the Company's Common Stock.

    (4) To approve an amendment to the 1993 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares.

    (5) To approve an amendment to the 1995 Director Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 150,000 shares.

    (6) To confirm the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the 2000 fiscal year.

    (7) To transact such other business as may properly come before the meeting or any adjournment thereof.

   These matters are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on April 14, 2000 are entitled to vote at the Annual Meeting.

   All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

                                          By Order of The Board of Directors

                                          Michael A. Baker
                                          President and Chief Executive
                                           Officer
Sunnyvale, California
May 5, 2000

                                   IMPORTANT

   TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A PROXY.

                            ARTHROCARE CORPORATION

                               ----------------

                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF STOCKHOLDERS

   The enclosed Proxy is solicited on behalf of ArthroCare Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held Monday, June 5, 2000 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices located at 595 North Pastoria Avenue, Sunnyvale, California 94086. The Company's telephone number at that location is (408) 736-0224.

   This Proxy Statement is being mailed on or about May 5, 2000 to all stockholders entitled to vote at the Annual Meeting.

                INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

   Stockholders of record at the close of business on April 14, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. The Company has one series of common shares outstanding, designated Common Stock. At the Record Date, 10,916,309 shares of the Company's Common Stock, $0.001 par value (the "Common Stock"), were issued and outstanding and held of record by 150 stockholders.

Voting; Quorum; Abstentions; and Broker Non-Votes

   Each stockholder is entitled to one vote for each share held as of the Record Date. Stockholders will not be entitled to cumulate their votes in the election of directors (Proposal One). A plurality of the Votes Cast (see definition below) at the Annual Meeting is required for the election of directors (Proposal No. 1). The affirmative vote of a majority of the outstanding common stock is required for approval to amend the Certificate of Incorporation (Proposals No. 2 and 3). For all other proposals, the affirmative vote of the majority of the Votes Cast at the Annual Meeting is required for approval.

   The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date and entitled to vote at the Annual Meeting, present in person or represented by proxy. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" from a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the Common Stock, present in person or represented by proxy, at the Annual Meeting and "entitled to vote on the subject matter" (the "Votes Cast") with respect to such matter. If a quorum is not present or represented, then either the chairman of the Annual Meeting or the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

   Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter. Therefore, in the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner.

   Broker non-votes, however, shall be treated differently. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Consequently, broker non-votes with respect to proposals set forth in this Proxy Statement will not be considered Votes Cast and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

   Therefore, for purposes of the election of directors (Proposal One), neither abstentions nor broker non-votes will have any effect on the outcome of the vote. For all other proposals, abstentions will have the same effect as votes against these proposals and broker non-votes will not have any effect on the outcome of the vote.

   PROXIES IN THE ACCOMPANYING FORM THAT ARE PROPERLY EXECUTED AND RETURNED WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY. ANY PROPERLY EXECUTED PROXY ON WHICH THERE ARE NO INSTRUCTIONS INDICATED ABOUT A SPECIFIED PROPOSAL WILL BE VOTED AS FOLLOWS: (I) FOR THE ELECTION OF THE SIX PERSONS NAMED IN THIS PROXY STATEMENT AS THE BOARD OF DIRECTORS' NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS; (II) FOR THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION AUTHORIZING 80,000 ADDITIONAL SHARES OF COMMON STOCK (AND A CONCOMITANT INCREASE IN THE TOTAL NUMBER OF SHARES AUTHORIZED FOR ISSUANCE FROM 25,000,000 TO 105,000,000); (III) FOR THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A TWO-FOR-ONE STOCK SPLIT OF THE COMPANY'S COMMON STOCK; (IV) FOR AN AMENDMENT TO THE 1993 STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 400,000 SHARES; (V) FOR AN AMENDMENT TO THE DIRECTOR OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 150,000 SHARES; AND (VI) FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS OF THE COMPANY. NO BUSINESS OTHER THAN THAT SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS IS EXPECTED TO COME BEFORE THE ANNUAL MEETING. SHOULD ANY OTHER MATTER REQUIRING A VOTE OF STOCKHOLDERS PROPERLY ARISE, THE PERSONS NAMED IN THE PROXY WILL VOTE THE SHARES THEY REPRESENT AS THE BOARD OF DIRECTORS MAY RECOMMEND. THE PERSONS NAMED IN THE PROXY MAY ALSO, AT THEIR DISCRETION, VOTE THE PROXY TO ADJOURN THE ANNUAL MEETING FROM TIME TO TIME.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation

   The cost of soliciting proxies will be borne by the Company. The Company may retain Norwest Bank Minnesota, N.A., a proxy solicitation firm, to solicit proxies in connection with the Annual Meeting at an estimated cost of $500. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

Deadline for Receipt of Stockholder Proposals

   Stockholders who intend to present a proposal for inclusion in the Company's proxy materials for the 2001 Annual Meeting of Stockholders must submit the proposal to the Company no later than January 5, 2001. Additionally, stockholders who intend to present a proposal at the 2001 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials for the 2001 Annual Meeting must provide notice of such proposal to the Company no later than January 5, 2001. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

     SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

   The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of April 1, 2000 by:

  .  each of the Company's directors,

  . each executive officer named in the Summary Compensation Table appearing herein,

  .  all directors and executive officers of the Company as a group, and

  . each person known by the Company to beneficially own more than 5% of the Company's Common Stock.

   The address for all executive officers and directors is c/o ArthroCare Corporation, 595 North Pastoria Avenue, Sunnyvale, CA 94086.

                                                    Shares    Approximate
                                                 Beneficially   Percent
                Name and Address                   Owned(1)     Owned(2)
                ----------------                 ------------ -----------
Brown Investment Advisory & Trust Co. ..........    938,952       8.6%
 19 South Street
 Baltimore, MD 21202-3232

Navellier & Associates..........................    679,819       6.2%
 One East Liberty, Third Floor
 Reno, NV 89501

Kern Capital Management LLC.....................    648,100       6.0%
 114 West 47th Street, #1926
 New York, NY 10036

Hira V. Thapliyal, Ph.D.(3).....................    425,524       3.9%
Michael A. Baker(4).............................    229,869       2.1%
John S. Lewis(5)................................    126,560       1.2%
Annette J. Campbell-White(7)....................    103,823       1.0%
Robert T. Hagan(6)..............................     81,071        .7%
Christine E. Hanni(9)...........................     55,858        .5%
Robert R. Momsen(8).............................     46,537        .4%
C. Raymond Larkin, Jr.(11)......................     31,020        .3%
John R. Tighe(10)...............................     24,656        .2%
Bruce Prothro(12)...............................     12,678        .1%
All directors and executive officers as a group
 (9 persons)(13)................................  1,124,918      10.3%

--------
 (1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Applicable percentage ownership is based on 10,912,982 shares of Common Stock outstanding as of April 1, 2000 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to the options currently exercisable, or exercisable within 60 days of April 1, 2000, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

 (3) Includes an aggregate of 200,000 shares held in trust for Dr. Thapliyal's minor children, over which Dr. Thapliyal does not hold voting or dispositive control, and 8,833 shares issuable to Dr. Thapliyal upon exercise of stock options exercisable within 60 days of April 1, 2000.

 (4) Consists of 23,306 shares held by Michael A. Baker, and 206,680 shares issuable to Mr. Baker upon exercise of stock options exercisable within 60 days of April 1, 2000.

 (5) Consists of 102,560 shares held by John S. Lewis, 10,000 shares held by John S. Lewis IRA Charles Schwab & Co. Inc., 5,000 shares which are held by the Lewis Family Partnership, and 9,000 shares issuable to Mr. Lewis upon exercise of stock options exercisable within 60 days of April 1, 2000.

 (6) Consists of 66,031 shares held by Robert T. Hagan and Barbara Hagan as joint tenants over which Mr. Hagan and Ms. Hagan hold voting and dispositive control and 14,770 shares issuable to Mr. Hagan upon exercise of stock options exercisable within 60 days of April 1, 2000.

 (7) Consists of 84,823 shares held by Annette J. Campbell-White, 10,000 shares held by Delaware Charter Guarantee & Trust Co. Cust. MedVenture Partners fbo Annette J. Campbell-White Profit Sharing Plan and 9,000 shares issuable upon exercise of stock options exercisable within 60 days of April 1, 2000.

 (8) Consists of 37,537 shares held by Robert R. Momsen and 9,000 shares issuable to Mr. Momsen upon exercise of stock options exercisable within 60 days of April 1, 2000.

 (9) Consists of 5,362 shares held by Christine E. Hanni and 50,496 shares issuable to Ms. Hanni upon exercise of stock options exercisable within 60 days of April 1, 2000.

(10) Consists of 2,972 shares held by John R. Tighe and 21,684 shares issuable to Mr. Tighe upon exercise of stock options exercisable within 60 days of April 1, 2000.

(11) Consists of 31,020 shares issuable to Mr. Larkin upon exercise of stock options exercisable within 60 days of April 1, 2000.

(12) Consists of 12,678 shares issuable to Mr. Prothro upon exercise of stock options within 60 days of April 1, 2000.

(13) See footnotes (3) through (12) above.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

Nominees

   A Board of six directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable to or will decline to serve as a director. If stockholders nominate additional persons for election as directors, the proxy holder will vote all proxies received by him to assure the election of as many of the Board of Directors' nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until that person's successor has been elected.

   The names of the nominees, and certain information about them, are set forth below.

           Name of Nominee         Age          Principal Occupation
           ---------------         ---          --------------------
   Michael A. Baker...............  41 President and Chief Executive Officer
                                       of the Company

   Annette J. Campbell-White......  53 Managing General Partner, MedVenture
                                       Associates

   C. Raymond Larkin, Jr. ........  51 Principal 3x NELL L.L.C.

   John S. Lewis..................  54 Principal, Lewis Capital

   Robert R. Momsen...............  52 General Partner, InterWest Partners

   Hira V. Thapliyal, Ph.D. ......  51 Retired

   Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There are no family relationships among any directors or executive officers of the Company.

   Michael A. Baker, has served as President, Chief Executive Officer and a Director of the Company since July 1997. From 1989 to 1997, Mr. Baker held several positions in planning, corporate development and senior management at Medtronic, Inc. a multi-billion medical technology company specializing in implantable and invasive therapies. His most recent position at Medtronic, Inc., was Vice President, General Manager of Medtronic's Coronary Vascular Division. From 1988 to 1989, Mr. Baker was a management consultant at The Carroll Group. From 1986 to 1988, Mr. Baker was a Corporate Development Officer at American National Bank & Trust Co. Prior to joining American National Bank & Trust Co., Mr. Baker served in the United States Army from 1981 to 1986. Mr. Baker holds a bachelor degree from the United States Military Academy at West Point and an M.B.A. from the University of Chicago.

   Annette J. Campbell-White joined the Company in May 1993 as a Director. Since 1986, Ms. Campbell-White has been the Managing General Partner of MedVenture Associates, a venture capital firm which invests primarily in medical device companies. From July 1992 to July 1994, Ms. Campbell-White was a general partner of Paragon Venture Partners II, a venture capital partnership. Ms. Campbell-White has a B.Sc. degree in Chemical Engineering and an M.Sc. degree in Physical Chemistry each from the University of Cape Town, South Africa. Ms. Capmbell-White serves on the Board of Directors of several privately held companies.

   C. Raymond Larkin, Jr. became a Director of the Company in April 1996. From 1983 to March 1998, he held various executive positions with Nellcor Incorporated, a medical products company, for which he served as President and Chief Executive Officer from 1989 until August 1995 when he became President and Chief Executive Officer of Nellcor Puritan Bennett Incorporated upon the merger of Nellcor Incorporated with Puritan-Bennett Corporation. Since July 1998 Mr. Larkin has been a principal of 3x NELL, a company which invests in and provides consulting services to the medical device, biotechnology and pharmaceutical industries. Mr. Larkin is also a director of Neuromedical Systems, Inc. and Hangar Orthopedics M.D. He holds a B.S. degree from LaSalle University.

   John S. Lewis joined the Company in May 1993 as a Director when Paragon Venture Partners, a high technology and healthcare-oriented venture capital partnership, became the founding lead investor. In addition to his continuing role as a co-founder and General Partner of Paragon Venture Partners since 1983, Mr. Lewis is a private investor, serving since April 1999 as the sole principal of Lewis Capital. From September 1995 until April 1999, Mr. Lewis was a co-founder and Managing Director of Pacific Venture Group, a venture capital partnership focused on healthcare investing. He received a B.S. degree in Mechanical Engineering from University of California at Berkeley, and an M.B.A. degree from Harvard Business School.

   Robert R. Momsen joined the Company in January 1994 as a Director. Since 1982, he has been General Partner of InterWest Partners, a venture capital firm which invests primarily in life sciences companies. Prior to 1981, Mr. Momsen served as General Manager and Chief Financial Officer for Life Instruments Corporation, a medical imaging company which he co-founded. Mr. Momsen is also a director of COR Therapeutics, Inc., Coulter Pharmaceuticals, Inc., First Medical Inc., Innovasive Devices, Inc., Integ, Inc., Urologix, Progenitor, Inc. and several private companies. Mr. Momsen holds an M.B.A. degree from Stanford University.

   Hira V. Thapliyal, Ph.D., a founder of the Company, served as Chief Technical Officer from July 1997 through October 1998 and from May 1993 to July 1997, served as President, Chief Executive Officer and has been a Director of the Company since its inception. From 1989 to 1993, Dr. Thapliyal was President and Chief Executive Officer of MicroBionics, Inc., a privately-held company developing an in-vivo continuous blood gas monitor. In 1986, Dr. Thapliyal co-founded Cardiovascular Imaging Systems, Inc. ("CVIS") and served as its President until 1988. CVIS develops and markets catheters for ultrasonic intraluminal imaging of human arteries. From 1984 to 1986, Dr. Thapliyal was Vice President, Engineering of Devices for Vascular Interventions, Inc., a leader in marketing arthrectomy systems for treatment of atherosclerotic disease. Dr. Thapliyal holds an M.S. degree in Electrical Engineering from the University of Idaho and a Ph.D. in Materials Science & Engineering from Cornell University.

Vote Required

   The six nominees receiving the highest number of affirmative votes of the Votes Cast shall be elected as directors of the Company for the ensuing year.

Recommendation

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES.

Board Meetings, Committees

   The Board of Directors of the Company held seven meetings during the Last Fiscal Year. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

   During the Last Fiscal Year, the Audit Committee consisted of directors Lewis and Momsen. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company's independent auditors. During the Last Fiscal Year, the Audit Committee held four meetings during which they reviewed and discussed financial presentations and related matters. The Audit Committee also met with the Company's independent auditors to discuss the audit for the Last Fiscal Year.

   During the Last Fiscal Year, the Compensation Committee consisted of directors Campbell-White and Momsen. The Compensation Committee reviews and makes decisions concerning salaries and incentive compensation for officers and employees of the Company. The responsibilities of the Compensation Committee were executed primarily by the Board of Directors during the first half of the Last Fiscal Year. The Compensation Committee held eight meetings during the Last Fiscal Year during which they discussed and reviewed compensation matters.

   In January 1999, a Nominating Committee was formed consisting of directors Larkin, Momsen and Thapliyal. The Nominating Committee will propose a slate of directors for election by the stockholders at each annual meeting and candidates to fill any vacancies on the Board of Directors.

   No director serving in the Last Fiscal Year attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he or she serves.

Director Compensation

   Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of-pocket expenses they incur in connection with their attendance at meetings of the Board of Directors and committees of the Board of Directors. On June 5, 2000, each Outside Director who is re-elected at the Annual Meeting will be granted an option to purchase 7,500 shares of the Company's Common Stock at an exercise price per share equal to the closing price of one share of the Company's Common Stock on the day before the date of grant.

Compensation Committee Interlocks and Insider Participation

   For the Last Fiscal Year, directors Campbell-White and Momsen served as members of the Compensation Committee of the Board of Directors. No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. In addition, during the Last Fiscal Year, no officer of the Company had an "interlock" relationship, as that term is defined by the SEC, to report.

Section 16(a) Reports

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and reports of changes in the ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms submitted to it during the year ended January 1, 2000 (the "Last Fiscal Year"), the Company believes that, during the Last Fiscal Year, none of its director and officers failed to timely file any Forms 4 disclosing shares of the Company common stock acquired.

                              EXECUTIVE OFFICERS

   The executive officers of the Company who are elected by and serve at the discretion of the Board of Directors and their ages as of April 1, 2000 are as follows:

                  Name                Age                Position
                  ----                ---                --------
   Michael A. Baker.................   41 President and Chief Executive Officer

   Robert T. Hagan..................   54 Vice President, Manufacturing

   Christine E. Hanni...............   39 Vice President, Finance and Chief
                                          Financial Officer

   Bruce Prothro....................   38 Vice President, Regulatory Affairs
                                          and Quality Assurance

   John R. Tighe....................   39 Vice President, Worldwide Sales and
                                          Marketing

   Michael A. Baker has served as our President, Chief Executive Officer and a director since July 1997. From 1989 to 1997, Mr. Baker held several positions in planning, corporate development and senior management at Medtronic, Inc. a multi-billion dollar medical technology company specializing in implantable and invasive therapies. His most recent position at Medtronic, Inc., was Vice-President, General Manager of Medtronic's Coronary Vascular Division. From 1988 to 1989, Mr. Baker was a management consultant at The Carroll Group. From 1986 to 1988, Mr. Baker was a Corporate Development Officer at American National Bank & Trust Co. Prior to joining American National Bank & Trust Co., Mr. Baker served in the United States Army from 1981 to 1986. Mr. Baker holds a bachelor degree from the United States Military Academy at West Point and an M.B.A. from the University of Chicago.

   Robert T. Hagan joined our Company in August 1995 as Vice President, Manufacturing. From October 1992 to July 1995, Mr. Hagan was retired. From 1984 to September 1992, Mr. Hagan held several manufacturing oversight position with Haemonetics Corporation, a manufacturer of blood processing equipment and sterile disposable devices. His most recent position at Haemonetics Corporation was Director of Advanced Manufacturing Technologies. Mr. Hagan also served as Vice President of Manufacturing for Haemonetics and Medical and Scientific Designs, Incorporated, a start-up reagent company. Mr. Hagan holds a B.S. degree in Industrial Engineering from Tennessee Technological University.

   Christine Hanni joined our Company in January 1998 as Vice President, Finance and Chief Financial Officer. From 1992 until 1997, Ms. Hanni first served as Corporate Controller and then as Director of International Finance and Sales Administration of Target Therapeutics, Inc., a leading manufacturer of disposable medical devices for the treatment of various brain diseases. Prior to joining Target, she held several finance and accounting positions with Tandem Computers, Inc. including Marketing Accounting Manager. From 1983 to 1987, Ms. Hanni was an auditor for Coopers & Lybrand in San Jose, California and Portland, Oregon. Ms. Hanni holds a B.S. degree in Accounting from Southern Oregon University.

   Bruce Prothro joined our Company in October 1998 as Vice President, Regulatory Affairs and Quality Assurance. From November 1992 to September 1998, Mr. Prothro held various positions with KeraVision, Inc. where most recently he served as the Director of Regulatory Affairs and Compliance. Prior to his tenure at KeraVision, Inc. Mr. Prothro was Manager, Quality Engineering at Advanced Cardiovascular Systems, Inc. and Manufacturing Manager at Diamon Images, Inc. Mr. Prothro holds a B.S. degree in Chemistry from the University of California, Berkeley.

   John R. Tighe joined our Company in May 1995 as the Director of Sales. He was appointed Vice President of Worldwide Sales and Marketing in January 1999. From January 1988 to April 1995, Mr. Tighe held various sales positions with Acufex Microsurgical, Inc., a manufacturer of arthroscopic instruments. His most recent position at Acufex Microsurgical, Inc. was National Sales Manager. Mr. Tighe holds a B.S. degree in Civil Engineering from the University of Maryland.

                        EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

   The following table sets forth the compensation received by the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 for the three fiscal years ended January 3, 1998, January 2, 1999 and January 1, 2000 (the "Named Executive Officers"):

                            Annual Compensation         Long Term Compensation Awards
                          ------------------------ ------------------------------------------
                                                                                 Securities
                                                                   Restricted    Underlying     All Other
   Name and Principal     Fiscal  Salary   Bonus   Other Annual       Stock        Options     Compensation
        Position           Year    ($)     ($)(1)  Compensation   Awards ($)(2) (# of shares)    ($)(21)
   ------------------     ------ -------- -------- ------------   ------------- -------------  ------------
Michael A. Baker........   1999  $341,621 $146,025   $    --        $141,000        40,000(5)    $53,975
 President and Chief       1998   274,006   64,130     19,600(3)         --         30,000(6)     70,000
 Executive Officer         1997   115,347   70,000    135,042(4)         --        300,000(7)

Robert T. Hagan.........   1999  $173,863 $ 32,174        --        $ 70,500        25,000(8)    $26,826
 Vice President,           1998   178,896   53,000        --             --         20,000(9)
 Manufacturing             1997   155,002   50,000        --             --         10,000(10)

Christine E. Hanni......   1999  $137,729 $ 38,506        --        $ 70,500        10,000(11)   $13,494
 Vice President, Finance   1998   128,194   18,562        --             --         85,000(12)    28,000
 and Chief Financial       1997       --       --         --             --            --            --
 Officer

John R. Tighe...........   1999  $150,221 $ 55,000   $  5,964(14)     70,500        47,000(15)       --
 Vice President, Sales     1998   185,713      --         --             --          5,000(16)       --
 and Marketing(13)         1997   141,828      --         --             --          1,000(17)       --

Bruce Prothro...........   1999  $127,446 $ 10,000   $    --        $ 70,500        10,000(19)   $ 9,985
 Vice President,           1998    28,870      --         --             --         40,000(20)       --
 Regulatory Affairs and
 Quality Assurance(18)..

--------
 (1) Except as otherwise noted, all bonuses were earned by the named officer in the fiscal year indicated and paid to the named officer in the subsequent year.

 (2) The Company entered into stock bonus agreements to purchase shares of the Company's Common Stock in lieu of a portion of the cash bonus payment.

 (3) Consists of reimbursement for the payment of taxes.

 (4) Consists of one-time reimbursements of expenses paid by the Company to or on behalf of Mr. Baker.

 (5) Consists of one option for 40,000 shares of the Company's Common Stock granted August 31, 1999 at an exercise price of $34.75. One forty-eighth ( 1/48) of the total number of shares subject to the option became exercisable on September 30, 1999 and an additional one forty-eight ( 1/48) of the total number of shares subject to the option became exercisable at the end of each full month thereafter until all such shares are exercisable based upon such individual's continued employment by the corporation.

 (6) On January 15, 1998 and on August 11, 1998, the Company granted to Mr. Baker an option to purchase 10,000 and 20,000 shares, respectively, of the Company's Common Stock at an exercise price of $11.125 and $17.625, respectively, per share, the closing price of one share of the Company's Common Stock on the day before the date of grant. One forty-eighth ( 1/48) of the total number of shares subject to these options became exercisable on February 15, 1998 and on September 11, 1998, respectively, and an additional one forty-eighth ( 1/48) of the total number of shares subject to these options are exercisable at the end of each full month thereafter until all such shares are exercisable, based upon Mr. Baker's continued employment by the corporation.

 (7) On June 25, 1997, the Company granted to Mr. Baker an option to purchase 300,000 shares of the Company's Common Stock at an exercise price of $8.25 per share, the closing price of one share of the Company's Common Stock on the day before the date of grant. One forty-eighth (1/48) of the total number of shares subject to these options became exercisable on August 1, 1997 and an additional one forty-eighth (1/48) of the total number of shares subject to these options are exercisable at the end of each full month thereafter until all such shares are exercisable, based upon Mr. Baker's continued employment by the corporation.

 (8) On March 31, 1999 and August 31,1999, the Company granted to Robert T. Hagan an option to purchase 25,000 shares of the Company's Common Stock, 10,000 shares at an exercise price of $14.00 per share and 15,000 shares at an exercise price of $34.75 per share, the closing price of one share of stock on the day before the date of each grant. One forty-eighth (1/48) of the total number of shares subject to these options became exercisable on April 30, 1999 and on September 30, 1999, respectively and an additional one forty-eight (1/48) of the total number of shares subject to these options are exercisable at the end of each full month thereafter until all such shares are exercisable, based upon such individual's continued employment by the corporation.

 (9) On January 15, 1998 and on August 11, 1998, the Company granted to Mr. Hagan an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $11.125 per share and $17.625 per share, respectively, the closing price of one share of the Company's Common Stock on the day before the date of each grant. One forty-eighth (1/48) of the total number of shares subject to these options became exercisable on February 15, 1998 and on September 11, 1998, respectively, and an additional one forty-eighth (1/48) of the total number of shares subject to these options are exercisable at the end of each full month thereafter until all such shares are exercisable, based upon Mr. Hagan's continued employment by the corporation.

(10) On January 10, 1997, the Company granted to Robert T. Hagan an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $7.375 per share, the closing price of one share of the Company's Common Stock on the day before the date of grant. One forty-eighth (1/48) of the total number of shares subject to these options became exercisable on January 31, 1997 and an additional one forty-eighth (1/48) of the total number of shares subject to these options are exercisable at the end of each full month thereafter until all such shares are exercisable, based upon such individual's continued employment by the corporation.

(11) On August 31, 1999, the Company granted to Ms. Hanni an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $34.75 per share, the closing price of one share of the Company's Common Stock on the day before the date of grant. One forty-eighth (1/48) of the total number of shares subject to these options became exercisable on September 30, 1999 and an additional one forty-eighth (1/48) of the total number of shares subject to the option are exercisable at the end of each full month thereafter until all such shares are exercisable, based upon such individual's continued employment by the corporation.

(12) On January 15, 1998, the Company granted to Ms. Hanni an option to purchase 75,000 shares of the Company's Common Stock at an exercise price of $11.125 per share, the closing price of one share of the Company's Common Stock on the day before the date of grant. One-fourth (1/4) of the shares subject to the option became exercisable on the one year anniversary of the effective date of her employment and 1/48 of the shares will continue to vest at the end of each full month thereafter until all the shares are vested, based upon Ms. Hanni's continued employment by the Company. On August 11, 1998 the Company granted to Ms. Hanni an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $17.625 per share, the closing price of one share of the Company's Common Stock on the day before the date of grant. One forty-eighth (1/48) of the total number of shares subject to these options became exercisable on September 11, 1998, and an additional one forty-eighth (1/48) of the total number of shares subject to these options are exercisable at the end of each full month thereafter until all such shares are exercisable, based upon Ms. Hanni's continued employment by the corporation.

(13) Mr. Tighe was promoted to Vice President Sales and Marketing in February 1999.

(14) Consists of reimbursements of expense relating to relocation.

(15) Consists of one option for 25,000 shares, a second option for 15,000 shares, and a third option for 4,000 share of the Company's Common Stock. Of the shares subject tot he option excercisable for 25,000 shares, granted on March 1, 1999 at an exercise price of $14.00 per share, on forty-eight ( 1/48) of the shares became exercisable on April 1, 1999 and an additional one forty-eight ( 1/48) of the total number of shares subject to the option became exercisable at the end of each full month thereafter. Of the shares subject to the option exercisable for 15,000 shares, granted on August 31, 1999 at an exercise price of $34.75 per share, one forty-eighth ( 1/48) of the total number of shares subject to the option became exercisable on September 30, 1999 and an additional one forty-eighth ( 1/48) of the total number of shares subject to the option become exercisable at the end of each full month thereafter. Of the shares subject to the option exercisable for 4,000 shares, granted on January 26, 1999 at an exercise price of $18.25 per share, twenty-five (25%) of the total number of shares subject to the option became exercisable on February 3, 2000 and an additional twenty-five (25%) of the total number of shares subject to the option become exercisable each full year thereafter.

(16) On January 15, 1998, the Company granted to John Tighe an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $11.13 per share, the closing price of one share of the Company's Common Stock on the day before the date of grant. One forty-eighth ( 1/48) of the total number of shares subject to these options became exercisable on February 15, 1998 and an additional one forty-eighth ( 1/48) of the total number of shares subject to these options are exercisable at the end of each full month thereafter until all such shares are exercisable, based upon such individual's continued employment by the corporation.

(17) On May 22,1997, the Company granted to John Tighe an option to purchase 1,000 shares of the Company's Common Stock at an exercise price of $7.38 per share, the closing price of one share of the Company's Common Stock on the day before the date of grant. Twelve forty-eighth ( 12/48) of the total number of shares subject to these options became exercisable on May 19, 1998 and an additional one forty-eighth ( 1/48) of the total number of shares subject to these options are exercisable at the end of each full month thereafter until all such shares are exercisable, based upon such individual's continued employment by the corporation.

(18) Mr. Prothro joined the Company as Vice President, Regulatory Affairs and Quality Assurance in October 1998.

(19) On August 31, 1999 the Company granted to Mr. Prothro an option to purchase 10,000 shares at an exercise price of $34.75 per share, the closing price of one share of the Company's Common Stock on the day before each of grant dates. One forty-eighth ( 1/48) of the total number of shares subject to these options became exercisable on September 30, 1999, and an additional one forty-eighth ( 1/48) of the total number of shares subject to these options are exercisable at the end of each full month thereafter until all such shares are exercisable, based upon such individual's continued employment by the corporation.

(20) On Septermber 17, 1998, the Company granted to Mr. Prothro an option to purchase 40,000 shares of the Company's Common Stock at an exercise price of $13.25 per share, the closing price of one share of the Company's Common Stock on the day before the date of grant. Twelve forty-eighth ( 12/48) of the total number of shares subject to these options became exercisable on September 16, 1999 and an additional one forty-eighth ( 1/48) of the total number of shares subject to these options are exercisable at the end of each full month thereafter until all such shares are exercisable, based upon such individual's continued employment by the corporation.

(21) The Company entered into a stock bonus agreements with certain officers of the Company to purchase shares of the Company's Common Stock as a bonus in lieu of a portion of their cash bonus payment.

Option/SAR Grants in Last Fiscal Year

   The following table provides information on option grants made in the Last Fiscal Year to the Named Executive Officers. No SARs were granted.

                                Individual Grants
                         -------------------------------
                                    % of Total                      Potential Realizable Value
                                     Options                        at Assumed Annual Rates of
                         Number of  Granted to                       Stock Price Appreciation
                         Underlying Employees  Exercise                 for Option Term(3)
                          Options   in Fiscal  Price Per Expiration --------------------------
          Name            Granted    Year(1)   Shares(2)    Date       0%      5%        10%
          ----           ---------- ---------- --------- ---------- ------- -------- ----------
Michael A. Baker........   40,000     7.5401     34.75   8/31/2009  $42,520 $943,424 $2,325,587

Robert T. Hagan.........   10,000     1.8850     14.00   3/01/2009  $ 2,500 $ 92,117 $  229,608
                           15,000     2.8275     34.75   8/31/2009  $15,945 $353,784 $  872,09?

Christine E. Hanni......   10,000     1.8850     34.75   8/31/2009  $10,630 $235,856 $  581,397

John R. Tighe...........    4,000      .7540     18.25   1/26/2009  $ 5,000 $ 54,054 $  129,312
                           30,000     5.6550     14.00   3/01/2009  $ 7,500 $276,352 $  688,825
                           15,000     2.8275     34.75   8/31/2009  $15,945 $353,784 $  872,095

Bruce Prothro ..........   10,000     1.8850     34.75   8/31/2009  $10,630 $235,856 $  581,397

--------
(1) Based on an aggregate of 666,000 options granted by the Company during the fiscal year ended January 1, 2000 to employees and non-employee directors of and consultants to the Company, including options granted to the Named Executive Officers.

(2) Options are granted at an exercise price equal to the closing market price per share on the day before the date of grant.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Values

   The following table provides information on option exercises in the Last Fiscal Year by the Named Executive Officers and the number and value of such officer's unexercised options at January 1, 2000. No SARs have been granted.

                                                   Number of Unexercised      Value of Unexercised
                           Shares                  Options at January 1,     In-The-Money Options at
                         Acquired on    Value            2000 (#)            January 1, 2000 ($)(2)
                          Exercise    Realized   ------------------------- ---------------------------
Name                         (#)       ($)(1)    Exercisable Unexercisable  Exercisable  Unexercisable
----                     ----------- ----------- ----------- ------------- ------------- -------------
Michael A. Baker........        0    $      0.00   193,389      167,711    $9,807,124.63 $7,536,024.67

Robert T. Hagan.........    9,998    $218,573.70     8,958       36,044    $  383,656.85 $1,373,341.76

Christine E. Hanni......        0    $      0.00    40,103       54,897    $1,911,190.74 $2,412,919.25

John R. Tighe...........   11,500    $402,475.00    24,664       44,836    $1,268,615.59 $1,763,287.92

Bruce Prothro ..........        0    $      0.00    12,499       39,501    $  540,749.43 $1,612,026.40

--------
(1) Based upon a fair market value of one share of the Company's Common Stock on the date that the option was exercised, less the exercise price per share multiplied by the number of shares received upon exercise of the option.

(2) Based upon a fair market value of $59.813 per share as of January 3, 2000 minus the exercise price per share multiplied by the number of shares underlying the option.

   The Company has not established any long-term incentive plans or defined benefit or actuarial plans covering any of the Named Executive Officers.

                     REPORT OF THE COMPENSATION COMMITTEE

   The following report is provided to stockholders by the members of the Compensation Committee of the Board of Directors.

   In addition to executive compensation matters, the Compensation Committee is responsible for making recommendations to the Board of Directors concerning salaries and incentive compensation for employees of and consultants to the Company. The Compensation Committee also has the authority and power to grant stock options to the Company's employees and consultants.

   The goal of the Company's compensation policies is to align executive compensation with business objectives, corporate performance, market compensation levels, and to attract and retain executives who contribute to the long-term success and value of the Company. The Company endeavors to achieve its compensation goals through the implementation of policies that are based on the following principles:

  . The Company pays competitively for experienced, highly-skilled executives:

     The Company operates in a competitive and rapidly changing industry. Executive base compensation is targeted to the median salary paid to comparable executives in companies of similar size, location, and with comparable responsibilities. The individual executive's salary is adjusted annually based on individual performance, corporate performance, and the relative compensation of the individual compared to the comparable medians.

  .  The Company rewards executives for superior performance:

     The Committee believes that a substantial portion of each executive's compensation should be in the form of bonuses. Executive bonuses are based on a combination of individual performance and the attainment of corporate goals. Individual performance goals are based on specific objectives which must be met in order for the Company to achieve its corporate goals. In order to attract and retain executives who are qualified to excel in the medical device industry, the Company awards higher bonuses based on performance in excess of the corporate goals.

  . The Company strives to align long-term stockholder and executive interests:

     In order to align the long-term interests of executives with those of stockholders, the Company grants all employees, and particularly executives, options to purchase stock. Options are granted at the closing price of one share of the Company's Common Stock on the day before the date of grant and will provide value only when the price of the Common Stock increases above the exercise price. Options are subject to vesting provisions designed to encourage executives to remain employed by the Company. Additional options are granted from time to time based on individual performance and the prior level of grants.

Compensation Of Michael Baker, President And Chief Executive Officer

   During 1999, the compensation of Mr. Baker was determined by applying the same criteria discussed at the beginning of this report used to determine compensation and bonuses for all executive officers. Mr. Baker's compensation for 1999 is set forth in the Summary Compensation Table appearing on page 14.

Summary

   The Committee believes that the Company's compensation policy as practiced to date by the Committee and the Board has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. The Company's compensation policy will evolve over time as the Company attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through technological leadership and development and expansion of the market for the Company's products.

                                          Respectfully submitted,

                                          Annette J. Campbell-White
                                          Robert R. Momsen

   The foregoing Compensation Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

                               PERFORMANCE GRAPH

   The following graph shows a comparison of total stockholder return for holders of the Company's Common Stock from February 5, 1996, the date of the Company's initial public offering, through January 1, 2000 compared with the Nasdaq Stock Market, U.S. Index, the Hambrecht & Quist Healthcare Index (excluding Biotechnology) and the Nasdaq Health Services Index. This graph is presented pursuant to SEC rules. The Company believes that while total stockholder return can be an important indicator of corporate performance, the stock prices of medical device stocks like that of the Company are subject to a number of market-related factors other than Company performance, such as competitive announcements, mergers and acquisitions in the industry, the general state of the economy, and the performance of other medical device and small-cap stocks.
                                [CHART TO COME]

                     2/5/96 3/96 6/96 9/96 12/96 3/97 6/97 9/97 12/97 3/98 6/98 9/98 12/98 3/99 6/99 9/99 12/99
                     ------ ---- ---- ---- ----- ---- ---- ---- ----- ---- ---- ---- ----- ---- ---- ---- -----
ArthroCare
 Corporation........  100   157  129   70    52   46   67   92    94  106  119  190   155  118  154  390   436
Nasdaq Stock Market
 (U.S.).............  100   104  113  117   122  116  137  160   150  175  180  163   211  236  259  265   382
Nasdaq Health
 Services...........  100   100  109  108    96   89  100  109    98  107   97   74    84   74   92   68    68
Hambrecht & Quist
 Healthcare
 (excluding
 Biotechnology).....  100   100   94  103   104   99  118  124   124  141  143  126   150  143  147  127   131

--------
* $100 invested on 2/05/96 in stock or on 1/31/96 in index--including reinvestment of dividends. Fiscal year ending December 31 (the Company's last fiscal year ended January 1, 2000).

   The information contained in the Stock Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

Employment and Change of Control Agreements

   During 1998 the Company entered into Continuity Agreements with the Chief Executive Officer and all other executive officers of the Company. The Continuity Agreements provide certain compensation and benefits in the event of a Change of Control of the Company. A Change of Control is defined as (i) a change of beneficial ownership of at least 15% of the voting power of the Company without the approval of the Board, (ii) a merger or sale of the Company whereby the Company does not maintain at least 50% of the voting power of the surviving Company, (iii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition of all or substantially all of the Company's assets, or (iv) a change in the composition of the Board such that at least 50% of the members are not incumbents or elected by incumbent directors. In the event of a Change of Control, the Continuity Agreements provide for accelerated vesting of 50% of the then-current unvested and outstanding stock options of each executive officer. In the event of a hostile takeover, the vesting is accelerated as to 100% of the outstanding unvested options of the executive officer. Further, in the event of an involuntary termination of employment of an executive officer within 24 months of a change of control, certain severance benefits will be provided. These benefits include 24 months of continued monthly compensation (36 months for the Chief Executive Officer), continued medical benefits during the severance period and immediate vesting of all outstanding and unvested stock options.

                             CERTAIN TRANSACTIONS

   On July 18, 1995, the Company and Robert T. Hagan, the Company's Vice President, Manufacturing, entered into an employment agreement which, in addition to his annual salary of $130,000, provided for Mr. Hagan's purchase of 90,000 shares of the Company's Common Stock at a purchase price of $0.80 per share, with payment in the form of a promissory note due on August 1, 1999 or upon termination of employment pursuant to a restricted stock purchase and security agreement.

   On June 20, 1997, the Company and Michael Baker, the Company's President and Chief Executive Officer, entered into an employment offer letter, which, in addition to an annual salary and bonus, benefits and vacation time, provided for a loan by the Company in the principal amount of $500,000 in connection with Mr. Baker's purchase of a home.

   In February 1999, the Company and Mr. Tighe, the Company's Vice President Sales and Marketing, entered into an employment offer letter, which, in addition to an annual salary and bonus, benefits and vacation time, provided for a loan by the Company in the principal amount of $350,000 in connection with Mr. Tighe's purchase of a home.

                                PROPOSAL NO. 2:

                   APPROVAL OF AMENDMENT AND RESTATEMENT OF
                 CERTIFICATE OF INCORPORATION TO INCREASE THE
                  AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

   The present capital structure of the Company authorizes 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Board of Directors believes this capital structure is inadequate for the present and future needs of the Company. Therefore, the Board of Directors has unanimously approved the amendment and restatement of the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized by Article 4 to 100,000,000 shares (and a concomitant increase in the total number of shares authorized for issuance from 25,000,000 to 105,000,000). The Board believes this capital structure more appropriately reflects the present and future needs of the Company and recommends such amendment and restatement to the Company's stockholders for adoption. The undesignated preferred stock may be issued from time to time in one or more series with such rights, preferences and privileges as may be determined by the Board of Directors. On April 1, 2000, 10,912,958 shares of Common Stock were outstanding and no shares of preferred stock were outstanding. The total number of shares outstanding excludes:

  . 566,295 shares of Common Stock issuable upon the exercise of stock options outstanding as ofApril 1, 2000;

  . 254,289 shares that are available for future grant under our 1993 Stock Option Plan as of April 1, 2000; and

  . 95,752 shares that are available for future issuance under our 1996 Employee Stock Purchase Plan as of April 1, 2000.

Purpose of Authorizing Additional Common Stock

   Authorizing an additional 80,000,000 shares of Common Stock would give the Board of Directors the express authority, without further action of the stockholders, to issue such Common Stock from time to time as the Board of Directors deems necessary. The Board of Directors believes it is necessary to have the ability to issue such additional Common Stock for general corporate purposes. Potential uses of additional authorized shares may include acquisition transactions, equity or convertible debt financings, stock dividends or distributions, issuance of options pursuant to the Company's 1993 Stock Option Plan and issuances of Common Stock pursuant to the Company's 1996 Employee Stock Purchase Plan without further action by the stockholders, unless such action were specifically required by applicable law or rules of any stock exchange on which the Company's securities may then be listed. The Company is not committed to issue any shares of Common Stock which are the subject of this Proposal.

   The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that 80,000,000 additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by the Company could have an effect on the potential realizable value of a stockholder's investment. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of outstanding shares would dilute the earnings per share and book value per share of all outstanding shares of the Company's Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder's investment could be adversely affected. The Common Stock carries no preemptive rights to purchase additional shares. The adoption of the amendment will not of itself cause any change in the capital accounts of the Company.

   The proposed amendment and restatement of the Company's Restated Certificate of Incorporation was approved by the Board on March 24, 2000.

Vote Required

   The affirmative vote of the majority of the outstanding voting shares of the Company entitled to vote on this proposal will be required to approve the amendment and restatement of the Company's Certificate of Incorporation authorizing 80,000,000 additional shares of Common Stock (and a concomitant increase in the total number of shares authorized for issuance from 25,000,000 to 105,000,000).

Commendation

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION AUTHORIZING 80,000,000 ADDITIONAL SHARES OF COMMON STOCK (AND A CONCOMITANT INCREASE IN THE TOTAL NUMBER OF SHARES AUTHORIZED FOR ISSUANCE FROM 25,000,000 TO 105,000,000).

                                PROPOSAL NO. 3:

                   APPROVAL OF AMENDMENT AND RESTATEMENT OF
                   CERTIFICATE OF INCORPORATION TO EFFECT A
             TWO-FOR-ONE STOCK SPLIT OF THE COMPANY'S COMMON STOCK

   The Board of Directors has approved a two-for-one stock split and has directed that the proposal to approve the amendment to the Certificate of Incorporation to effect the stock split be submitted to the Company's stockholders for consideration and action.

   If this Proposal No. 3 is approved by the stockholders of the Company at the Annual Meeting, the stock split would be effected by the Board of Directors only upon a determination by the Board that the stock split is in the best interests of the Company and its stockholders. The Board will make its determination based on prevailing market conditions, on the likely effect of the market price of the Common Stock and on other relevant factors.

   If this Proposal No. 3 is approved by the stockholders and the Board has determined that the stock split described in this proposal No. 3 is in the best interests of the Company as provided above, the amendment to the Certificate of Incorporation would become effective on the soonest practicable date following the Annual Meeting selected by the Board of Directors (the "Effective Date"). If the amendment is not effected by such date, the Board will take action to abandon the amendment pursuant to Section 242(c) of the Delaware General Corporation Law.

Purposes and Effects of the Stock Split

   The Board of Directors has proposed a two-for-one stock split because the Board believes that the stock split would result in a decrease in the market price of the Common Stock to a level at which the Common Stock would be more readily tradeable and accessible to a broader base of investors. A lower per-price share would enable investors to purchase "round lots" of the Company's Common Stock for a lower total price than is the case currently. Stockholders should be aware, however, that brokerage charges and any applicable transfer taxes on sales and transfers of shares would be higher after the stock split on the same relative interest in the Company because that interest would be represented by a greater number of shares. Although the impact on the market price of shares of Common Stock cannot be predicated with certainty, it is likely that the stock split would initially result in the market price of each share of Common Stock being approximately one-half of the price previously prevailing and that the aggregate market price of all shares of Common Stock held by a particular stockholder should remain approximately the same.

   The Common Stock is listed for trading on The Nasdaq National Market. On the Record Date, the reported closing price of the Common Stock on The Nasdaq National Market was $81.75 per share.

   Proportionate voting rights and other rights of stockholders would not be altered by the stock split. In addition, the number of shares of Common Stock subject to outstanding options granted pursuant to the Company's 1993 Stock Plan, Director Option Plan and 1999 Nonstatutory Option Plan (collectively, the "Plans"), and the number of shares of Common Stock reserved for issuance under the Plans, would be doubled, and the exercise price of outstanding options would be divided by two.

   The proposed stock split would not change the stockholders' equity or interest in the Company, and the book value of the number of shares outstanding immediately after the applicable stock split would be equal to the book value of the number of shares outstanding immediately prior to the split. Since the $.001 par value of the Common Stock would not be changed following the stock split, an adjustment would be made in the stockholders' equity accounts of the Company to increase the Company's common stock account by an amount equal to the par value of shares issued in the stock split and to make a corresponding reduction in the capital in excess of par value of Common Stock account on the Company's balance sheet. Total stockholders' equity would thus remain unchanged.

   Following the Effective Date, on which the amendments to the Certificate of Incorporation (i) increasing the authorized number of shares of Common Stock and (ii) effecting the stock split would be effected, the number of shares of Common Stock outstanding immediately prior to the stock split (10,916,309 shares as of the Record Date) would be split into 21,832,618 shares, and, assuming the approval of Proposal No. 2, the number of authorized and unissued shares of the Common Stock would be 78,167,382. In addition, an aggregate of 2,886,025 shares of Common Stock reserved for issuance as of the Record Date pursuant to the Company's Plans would be split into 5,772,050 shares reserved for issuance.

   Stockholders of record as of the close of business on the Effective Date would receive, as soon as practicable after the Effective Date, an additional stock certificate representing one share of the Company's Common Stock for each share held immediately prior to the stock split. Stockholders would retain certificates issued prior to the Effective Date, and those certificate would continue to represent the number of shares evidenced thereby. CERTIFICATES SHOULD NOT BE RETURNED TO THE COMPANY OR ITS TRANSFER AGENT.

Tax Consequences

   The Company has been advised by tax counsel that, under existing U.S. federal income tax laws and regulations, the receipt of additional shares of the Company's Common Stock in the stock split will not constitute taxable income or gain or loss to stockholders; the cost or other tax basis of each share of Common Stock held by a stockholder immediately prior to the stock split will be divided equally between the corresponding number of shares held immediately after the split; and the holding period for each of the post-split shares will include the period for which the corresponding old share of the Company's Common Stock was held.

   The laws of jurisdictions other than the United States (including state and foreign jurisdictions) may impose income taxed on the receipt by a stockholder of additional shares of Common Stock resulting from the stock split. Assuming transactions of an equivalent dollar amount, brokerage commissions on purchases and sales of the Common Stock after the split and transfer taxes, if any, may be somewhat higher than before the split, depending on the specific number of shares involved. Stockholders are urged to consult their own tax advisors.

Vote Required

   The affirmative vote of the majority of the outstanding voting shares of the Company entitled to vote on this proposal will be required to approve the amendment and restatement of the Company's Certificate of Incorporation to effect a two-for-one split of the Company's common stock.

Recommendation

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A TWO-FOR-ONE STOCK SPLIT OF THE COMPANY'S COMMON STOCK.

                                PROPOSAL NO. 4:

                 APPROVAL OF AMENDMENT TO THE 1993 STOCK PLAN

   The Board of Directors of the Company approved an amendment to the Company's 1993 Stock Plan (the "1993 Plan") in January 2000, subject to stockholder approval, to increase the number of shares reserved for issuance under the Plan by an aggregate of 400,000 shares to a new total of 2,686,025 shares. The proposed increase in the number of shares of Common Stock reserved for issuance under the 1993 Plan is for the purposes of ensuring that the Company will continue to have a sufficient reserve of Common Stock available under the 1993 Plan to attract and retain the services of key individuals essential to the Company's long-term growth and success.

Vote Required

   The affirmative vote of the majority of the Votes Cast will be required to approve the amendment to the 1993 Plan.

Recommendation

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1993 PLAN.

Summary of Plan

   Purpose. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company's business.

   Eligibility; Administration. The Plan provides that options may be granted to employees and service providers. Incentive stock options may only be granted to employees. The Plan may be administered by the Board of Directors or Board Committees (the "Administrator"). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"), the Plan shall be administered by a committee of two or more "outside directors" within the meaning of Section 162(m) of the Code. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3. Otherwise, the Plan shall be administered by the Board or a committee, which committee shall be constituted to satisfy applicable laws.

   The Administrator of the Plan shall have full power to select, from among the employees and consultants of the Company eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Plan. The interpretation and construction of any provision of the Plan by the Administrator shall be final and conclusive.

   Exercise Price. The exercise price of options granted under the Plan is the reported closing price of the Company's common stock on the last market trading day prior to the date of determination as reported on the Nasdaq Stock Market. In the event of the grant of a nonstatutory option below the fair market value, the difference between fair market value on the date of grant and the exercise price shall be treated as a compensation expense for accounting purposes and will therefore affect the Company's earnings. In the case of options granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the exercise price must be at least 110% of the fair market value per share of the Common Stock at the time of grant. The exercise price of incentive stock options must be at least 100% of the fair market value per share at the time of grant.

   Performance-Based Compensation Limitations. No employee shall be granted in any fiscal year of the Company options to acquire in the aggregate 500,000 shares of Common Stock. The foregoing limitation, which shall adjust proportionately in connection with any change in the Company's capitalization, is intended to satisfy the requirements applicable to options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code. In the event that the Administrator determines that such limitation is not required to qualify options as performance-based compensation, the Administrator may modify or eliminate such limitation.

   Exercisability. Options granted to new optionees under the Plan generally become exercisable starting one year after the date of grant with 25% of the shares covered thereby becoming exercisable at that time and with an additional 1/48 of the total number of options becoming exercisable at the beginning of each full month thereafter, with full vesting occurring on the fourth anniversary of the date of grant; provided, however, that the Administrator has discretion in determining the vesting schedule for each option granted. The term of an option may not exceed ten years. No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised, during the lifetime of the optionee, only by such optionee.

   Stock Purchase Rights. The Plan permits the Company to grant rights to purchase Common Stock. After the Administrator determines that it will offer stock purchase rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of shares that the offeree shall be entitled to purchase, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a stock purchase agreement or a stock bonus agreement in the form determined by the Administrator.

   Unless the Administrator determines otherwise, the stock purchase agreement or a stock bonus agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason. The purchase price for shares repurchased pursuant to the stock purchase agreement or a stock bonus agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Board or Committee may determine.

   Amendment and Termination of the Plan. The Board may amend the Plan at any time or from time to time or may terminate the Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Plan for which stockholder approval would be required under applicable law, as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the Plan. The Administrator may accelerate any option or waive any condition or restriction pertaining to such option at any time. The Administrator may also substitute new stock options for previously granted stock options, including previously granted stock options having higher option prices, and may reduce the exercise price of any option to the then current fair market value, if the fair market value of the Common Stock covered by such option shall have declined since the date the option was granted. In any event, the Plan shall terminate in August 2007. Any options outstanding under the Plan at the time of its termination shall remain outstanding until they expire by their terms.

   Certain Federal Tax Information. An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or at the time it is exercised, although exercise of the option may subject the optionee to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after exercise of the option, any gain will be treated as long-term capital gain. If these holding periods are not satisfied at the time of sale, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of (i) the fair market value of the stock at the date of the option exercise or (ii) the sale price of the stock, and the Company will be entitled to a deduction in the same amount. (Different rules may apply upon a premature disposition by an optionee who is an officer, director or

10% stockholder of the Company.) Any additional gain or loss recognized on such a premature disposition of the shares will be characterized as capital gain or loss. If the Company grants an incentive stock option and as a result of the grant the optionee has the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, then the excess shares must be treated as non-statutory options.

   An optionee who is granted a non-statutory stock option will also not recognize any taxable income upon the grant of the option. However, upon exercise of a non-statutory stock option, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized by an optionee who is an employee of the Company will be subject to tax withholding by the Company. Upon resale of the shares by the optionee, any difference between the sales price and the fair market value at the time of exercise, to the extent not recognized as ordinary income as described above, will be treated as capital gain or loss. The Company will be allowed a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee. The foregoing summary of the federal income tax consequences of Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences.

                                PROPOSAL NO. 5:

                         APPROVAL OF AMENDMENT TO THE
                       1995 DIRECTOR STOCK PURCHASE PLAN

   The Board of Directors of the Company approved an amendment to the Company's 1995 Director Stock Purchase Plan (the "Director Plan") in January 2000, subject to stockholder approval, to increase the number of shares reserved for issuance under the Plan by an aggregate of 150,000 shares to a new total of 250,000 shares. The proposed increase in the number of shares of Common Stock reserved for issuance under the Director Plan is for the purposes of establishing a reserve purchases of common stock by directors pursuant to the terms of the Director Plan.

Vote Required

   The affirmative vote of the majority of the Votes Cast will be required to approve the amendment to the Director Plan.

Recommendation

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE DIRECTOR PLAN.

Summary of Plan

   Purpose. Under the Director Plan, the Company grants nonstatutory options to non-employee directors ("Outside Directors"). The purpose of the Director Plan is to attract and retain the best available personnel for service as outside directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as directors, and to encourage their continued service on the Board.

   Administration. All grants of options to Outside Directors under the Director Plan are automatic and non-discretionary and are made in accordance with the following provisions:

     1. Each Outside Director who becomes a director following the date of approval of the Director Plan by the Board shall be automatically granted an option to purchase 25,000 shares (the "First Option") on the date on which such person first becomes a director, whether through election by the shareholder of the Company or appointment by the Board to fill a vacancy; and

     2. Each Outside Director shall be automatically granted an option to purchase 7,500 shares (the "Subsequent Option") on the date of the Company's Annual Meeting of Shareholders upon such Outside Director's reelection, if on such date, he has served on the Board for at least six
  (6) months.

   Eligibility. The Director Plan provides that options may be granted only to Outside Directors and that all options granted under the Director Plan shall be nonstatutory options. All options are automatically granted in accordance with the Director Plan.

   Terms of Options. Each option granted under the Director Plan is evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

     1. Duration and Termination of Options. Options granted under the Director Plan have a term of ten years from the date of grant. No option may be exercise by any person after the expiration of its term.

     2. Exercise of the Option. Options granted under the Director Plan become exercisable in accordance with one of the following two schedules:

       25% of the shares subject to the First Option become exercisable on each anniversary of the date of grant, with full vesting occurring on the fourth anniversary of the date of the grant.

       12 1/2% of the shares subject to the Subsequent Option become exercisable on the first day of each month following the date of grant, with full vesting occurring eight months after the date of grant.

     An option granted under the Director Plan is exercisable by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering full payment of the purchase price to the Company. Payment for shares issued upon exercise of an option shall consist of cash or check.

     3. Exercise Price. The exercise price of options granted under the Director Plan shall be 100% of the fair market value of the Common Stock on the date the option is granted. The Common Stock is currently traded on the NASDAQ National Market System. While the Company's stock is traded on the NASDAQ National Market System, the fair market value is the reported closing price. If the Common Stock is listed on a stock exchange, the fair market value per share will be the closing price on such exchange.

     4. Termination of Continuous Status as a Director. In the event an optionee's continuous status as a director terminates (other than death), the optionee may exercise his or her option, but only within three (3) months from the date of such termination, and only to the extent that such option rights were exercisable on the date of termination. For terminations that result from total and permanent disability, as defined in the Internal Revenue Code of 1986, as amended, the option may be exercised within twelve (12) months. However, the time period cannot extend beyond the expiration date of the option.

     5. Death. If an optionee dies while continuously employed by the Company or within 30 days after the termination of the optionee's employment by or services to the Company, the optionee's options may be exercised by the optionee's estate or a person who acquired the right to exercise the option by bequest or inheritance. Such options may be exercised within twelve (12) months after the date of death to the extent exercisable on the date of death. However, the option cannot be exercised beyond the expiration date of the option.

     6. Nontransferability of Options. An option is not transferable by the optionee, other than by will or the laws of descent and distribution. During the optionee's lifetime, only the optionee may exercise the option.

     7. Other Provisions. The option agreement may contain other provisions not inconsistent with the Director Plan.

   Changes in Capitalization. In the event of changes in the Common Stock by reason of stock dividends, split-ups or combinations of shares, reclassifications, recapitalizations, consolidations or reorganizations, the Board or its committee will adjust the exercise price and the number and class of shares subject to each option or stock purchase right proportionately by the increase or decrease in the issue shares of Common Stock as a result of such change. Such adjustment shall be final and conclusive.

   All outstanding options will terminate immediately before a dissolution or liquidation of the Company.

   In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Director Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or its parent or subsidiary. If the successor corporation refuses to assume the options or substitute equivalent options, the Board or its committee shall notify the optionees that the options re exercisable for a period of 30 days from the date of such notice, and the options will terminate upon the expiration of the 30-day period.

   Amendment and Termination. The Board may at any time amend or terminate the Director Plan without approval of the shareholders; provided, however, that the Company will obtain shareholder approval of any amendment to the (the "Exchange Act"), with Section 422 of the Code, or with any other applicable law or regulation, including requirements of the NASD or any established stock exchange. Any amendment or termination of the Director Plan is subject to the rights of optionees under agreements entered into prior to such amendment or termination.

   Restrictions on Resale. The directors of the Company may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act of 1933 (the "Securities Act"). Common Stock acquired under the Director Plan by an affiliate may only be reoffered or resold pursuant to an effective registration statement or pursuant to Rule 144 promulgated under the Securities Act or another exemption from the registration requirements of the Securities Act. Such reoffers or resales may not be made in reliance on the Registration Statement filed in connection with the shares of Common Stock issued as described in this Plan Summary.

   Tax Information--Nonstatutory Options. Nonstatutory options will not qualify for any special tax benefits to the optionee.

   General Rules. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. Upon exercise of the option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. However, if shares subject to a repurchase option of the Company are purchased upon exercise of a nonstatutory option, no tax will be imposed at the time of exercise with respect to such non-vested shares (and the optionee's long-term capital gain holding period will not begin at such time) unless the optionee files an election with the Internal Revenue Service pursuant to Section 83(b) of the Code within 30 days after the date of exercise. In the absence of such election, the optionee is taxed (and the long-term capital gain holding period begins) at the time at which the shares vest (i.e., the time at which the repurchase option lapses with respect to such shares), and the optionee recognizes compensation income in the amount of the difference between the value of the shares at that time and the option exercise price. If a Section 83(b) election is timely filed, the non-vested shares will be treated for federal income tax purposes as if they have been vested at the time of exercise. Taxation may also be deferred (unless a Section 83(b) election is filed) when shares are purchased by an optionee who is subject to Section 16(b) of the Exchange Act.

   Upon the surrender of shares of the Company's Common Stock in connection with the exercise of a nonstatutory stock option, the optionee will recognize compensation income as described above. A number of the acquired shares, equal in number to the surrendered shares, will have a basis equal to the optionee's basis in the surrendered shares. Any additional shares acquired in the exchange will have a zero basis, increased by any compensation income recognized with respect to the exercise of the nonstatutory option.

   Withholding. The compensation income recognized by the optionee who is also an employee will be treated as wages and will be subject to tax withholding by the Company out of the current compensation paid to the optionee. If such current compensation is insufficient to pay the withholding tax, the optionee will be required to make direct payment to the Company for the tax liability.

   Gain or Loss on Sale. Upon a resale of such shares by the optionee, any difference between the sales price and the fair market value of the shares on the date of exercise of the nonstatutory option(or the fair market value of the shares on the date they become vested, if a Section 83(b) election has not been timely filed) will be treated as capital gain or loss. If after exercise the shares held for more than one year before resale, any gain will be long-term capital gain. Tax on a long-term capital gains is currently capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

   The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of an nonstatutory option.

   Federal Estate Taxes. Upon the death of an optionee who has not exercised his or her nonstatutory option, the value of such option (determined under applicable Treasury regulations) will be includable in the optionee's estate for federal estate tax purposes. Upon the exercise of such option, the holder will recognize compensation income as described above, and will be allowed a deduction based upon any estate tax paid with respect to the value of such option.

   Additional Tax Considerations. The foregoing summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant of options and purchase of shares under the Director Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code. In additional, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside, or the consequences of the participant's death. It is advisable that an optionee consult his or her own tax advisor concerning application of these tax laws.

                                PROPOSAL NO. 6:

            CONFIRMATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the 2000 fiscal year ending December 30, 2000 and recommends that the stockholders confirm such selection. This firm has audited the Company's financial statements since the Company's inception. In the event of a negative vote, the Board of Directors will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

   The affirmative vote of the majority of the Votes Cast will be required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2000 fiscal year ending December 30, 2000.

Recommendation

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR ENDING DECEMBER 30, 2000.

                                 OTHER MATTERS

   The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board may recommend or as the proxy holders, acting in their sole discretion, may determine.

   THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT AND REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 1, 2000, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO STOCKHOLDER RELATIONS, ARTHROCARE CORPORATION, 595 NORTH PASTORIA AVENUE, SUNNYVALE, CALIFORNIA 94086.

                                          THE BOARD OF DIRECTORS

Dated: May 5, 2000

PROXY


                             ARTHROCARE CORPORATION
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 5, 2000

     The undersigned, revoking all prior proxies, hereby appoints Michael A. Baker and Christine E. Hanni, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of common stock of ArthroCare Corporation (the "Company") of record in the name of the undersigned at the close of business on April 14, 2000, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, June 5, 2000, or at any adjournment thereof, upon the following matters:

     1. Election of the following directors: Michael A. Baker, Hira V. Thapliyal, Ph.D., Annette J. Campbell-White, C. Raymond Larkin, Jr., John S. Lewis, Robert R. Momsen

     [ ]  FOR ALL NOMINEES                [ ]   WITHHOLD FOR ALL NOMINEES

     FOR ALL NOMINEES EXCEPT THE FOLLOWING:
     (Mark no box and write the name(s) of the nominee(s) withheld in the space provided below.)

     2. Approval of an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock authorized by 80,000,000 shares.

     [ ]  For            [ ]  Against         [ ]  Abstain

     3. Approval of an amendment to the Company's Certificate of Incorporation to effect a two-for-one stock split of the Company's Common Stock.

     [ ]  For            [ ]  Against         [ ]  Abstain

     4. Approval of an amendment to the 1993 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares.

     [ ]  For            [ ]  Against         [ ]  Abstain

     5. Approval of an amendment to the Director Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 150,000 shares.

     [ ]  For            [ ]  Against         [ ]  Abstain

     6. Ratification of appointment of PricewaterhouseCoopers LLP as Independent accountants for the 2000 fiscal year.

     [ ]  For            [ ]  Against         [ ]  Abstain

     7. In their discretion, the Proxies are authorized to vote upon such matters as may properly come before the Annual Meeting, or any adjournment thereof.

     [ ]  For            [ ]  Against         [ ]  Abstain

--------------------------------------------------------------------------------
                          (continued on reverse side)

Please mark, date, sign and mail this proxy promptly in the enclosed envelope.

                                    THIS PROXY WHEN PROPERLY EXECUTED WILL BE
                                    VOTED IN THE MANNER DIRECTED HEREIN BY THE
                                    UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
                                    MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS
                                    1, 2, 3, 4, 5, 6 AND 7. THE BOARD OF
                                    DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1,
                                    2, 3, 4, 5, 6 AND 7.

                                    Please sign your name exactly as it appears below. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.

                                    Dated:                , 2000.

                                    ___________________________________________

                                    ___________________________________________

                                    ___________________________________________

                                    ___________________________________________


                                               Signature(s)